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                                     EX-99.1
                                  PRESS RELEASE


                          KOMAG EMERGES FROM CHAPTER 11

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., July 1, 2002 -- Komag, Incorporated (OTC Bulletin Board:
KOMG), the largest independent producer of media for disk drives, today announced that the company's Plan of Reorganization, as confirmed by the bankruptcy court on May 9, 2002, became effective on June 30, 2002 and the company has emerged from chapter 11.

Through its reorganization the company has discharged over $520 million of unsecured obligations and cancelled its existing common stock and warrants. In the near future the company will make distributions of approximately $3.8 million in cash, $135.8 million of new debt, 22.8 million shares of new common stock and 1.0 million warrants to holders of unsecured claims in accordance with the plan. Currently the company expects that its new stock will be traded on the OTC Bulletin Board beginning on or around July 8, 2002.

Komag's emergence from chapter 11 occurred approximately 10 months after its filing date and its Plan of Reorganization enjoys the support of all classes of creditors. At $135.8 million, the company's new long-term debt is less than 30% of its long-term debt burden prior to the chapter 11 filing.

T.H. Tan, Komag's chief executive officer, stated, "Emerging from chapter 11 is a critical event as we work to rebuild the company's profitability and value. Throughout our chapter 11 case we have enjoyed considerable support from our customers, suppliers and employees. With their continued support and our greatly improved balance sheet, we believe we are in a good position to achieve our goal of making Komag a solid, valuable company once again."

The company also announced that Donald P. Beadle, George A. Neil, Ronald L. Schauer and Anthony Sun tendered their resignations as directors of the company. Mr. Tan added, "I would like to thank our retiring directors for their dedication. I have placed great reliance on their counsel during my tenure as CEO." Paul Brahe, Neil S. Subin, Kenneth Swimm, David G. Takata, Raymond H. Wechsler and Michael Lee Workman will join continuing members: T.H. Tan, Chris A Eyre and Harry B Van Wickle, as the company's new board of directors.

ABOUT KOMAG

Founded in 1983, Komag is the world's largest independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its U.S. R&D centers with its world-class Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag creates extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as peer-to-peer servers, digital video recorders and game boxes.

For more information about Komag, visit Komag's Internet home page at http://www.komag.com or call Komag's Investor Relations 24-hour Hot Line at 888-66-KOMAG or 408-576-2901.

FORWARD LOOKING STATEMENTS

This press release contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the company's current judgment and include, but are not limited to the timing of distributions to creditors, the start of public trading of the company's new stock, and the return to profitability and creation of value. The company's actual results for future periods could differ materially from those projected in such forward-looking information. Factors that

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could cause actual results to differ include, but are not limited to, market acceptance of the company's new stock, variability in demand for and average selling price of disks, the impact of demand variation on factory utilization, the company's ability to achieve its operating yield, cost and profitability targets, the company's ability to satisfy customer qualification requirements, the company's ability to comply with the covenants of its new debt, and the other factors described in the company's reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.